Exhibit (h)(2)

FORM OF

SELECTED INTERMEDIARY AGREEMENT

Ladies and Gentlemen:

Brookfield Oaktree Wealth Solutions LLC, as distribution manager (“Distribution Manager”) for Oaktree Strategic Credit Fund (the “Company”), a Delaware statutory trust, invites you (the “Broker”) to participate in the distribution of common shares of beneficial interest, $0.01 par value per share, of the Company (“Common Shares”) subject to the following terms.

I. Distribution Manager Agreement

The Distribution Manager has entered into an Distribution Manager Agreement (the “Distribution Manager Agreement”) with the Company dated [ ], attached hereto as Exhibit A. Except as otherwise specifically stated herein, all terms used in this Agreement have the meanings provided in the Distribution Manager Agreement.

As described in the Distribution Manager Agreement, the Company has filed one or more registration statements with the SEC that are listed on Schedule 1 to the Distribution Manager Agreement (each, a “Registration Statement”), which Schedule 1 may be amended from time to time with the written consent of the Company and the Distribution Manager. Any new Registration Statement will be added to Schedule 1 upon its initial effectiveness with the SEC. Each Registration Statement shall register an ongoing offering (each, an “Offering”) of Common Shares, which may consist of Class S, Class D and/or Class I shares of beneficial interest (the “Shares”) or additional share classes.

If any new Registration Statement is added to Schedule 1 to the Distribution Manager Agreement, the Distribution Manager will give the Broker written notice of such addition. The addition or removal of Registration Statements from Schedule 1 to the Distribution Manager Agreement shall only apply prospectively and shall not affect the respective agreements, representations and warranties of the Company, the Distribution Manager and the Broker prior to such addition or removal. It is possible that more than one Registration Statement may be listed on Schedule 1 during times of transition from one Registration Statement to another, during which time offers or sales may be made pursuant to either Registration Statement. In such event, the Distribution Manager shall (a) communicate to the Broker details about the transition from one Registration Statement to the next, including when sales may be made pursuant to the most recent Registration Statement and when sales will cease pursuant to the older Registration Statement and (b) provide the Broker with sufficient copies of the appropriate Prospectus and other offering materials in order to continue to make offers and sales throughout such transition period.

In this Agreement, unless explicitly stated otherwise, “the Registration Statement” means, at any given time, each of the registration statements listed on Schedule 1 to the Distribution Manager Agreement, as such Schedule 1 to the Distribution Manager Agreement may be amended from time to time, as each such registration statement is finally amended and revised at the effective date of the registration statement (including at the effective date of any post-effective amendment thereto). In this Agreement, unless explicitly stated otherwise, “the Offering” means, at any given time, an offering covered by a Registration Statement and “Shares” means the Shares being offered in an Offering. In this Agreement, unless explicitly stated otherwise, any references to the Registration Statement, the Offering, the Shares or the Prospectus with respect to each other shall mean only those that are all related to the same Registration Statement.

By your acceptance of this Agreement, you will become one of the Brokers referred to in the Distribution Manager Agreement between the Company and the Distribution Manager and will be entitled and subject to the indemnification provisions contained in the Distribution Manager Agreement, including the provisions of Section 4 of the Distribution Manager Agreement wherein the Brokers severally agree to indemnify and hold harmless the Company, the Distribution Manager and each officer and director thereof, and each person, if any, who controls the Company or the Distribution Manager within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”). You acknowledge that the Distribution Manager’s liability for the Shareholder Servicing and/or Distribution Fee is limited solely to the proceeds of the Shareholder Servicing and/or Distribution Fee receivable from the Company, and you hereby waive any and all rights to receive any reallowance of the Shareholder Servicing and/or Distribution Fee due until such time as the Distribution Manager is in receipt of the Shareholder Servicing and/or Distribution Fee from the Company.

You hereby agree to use your best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make you an employee, agent, representative or partner of the Distribution Manager or of the Company, and you are not authorized to act for the Distribution Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and in the Authorized Sales Materials.

II. Submission of Orders

Each person desiring to purchase Shares in the Offering will be required to complete and execute a Subscription Agreement and to deliver to the Broker such completed and executed Subscription Agreement together with a check or wire transfer (“instrument of payment”) in the amount of such person’s purchase, which must be at least the minimum purchase amount set forth in the Prospectus. Those persons who purchase Shares will be instructed by the Broker to make their instruments of payment payable to or for the benefit of “Oaktree Strategic Credit Fund.” Purchase orders which include (i) instruments of payment received by the Company at least five (5) business days prior to the first calendar day of the month and (ii) a completed and executed Subscription Agreement in good order received by the Company at least five (5) business days prior to the first calendar day of the month (unless waived by the Distribution Manager) will be executed as of the first calendar day of the month (based on the NAV per share as determined as of the previous day, being the last day of the preceding month). The parties acknowledge and agree that a Subscription Agreement is not received in “good order” unless it has been executed and completed with appropriate responses.

In addition, any tender offer requests must be made in accordance with the applicable procedures described in the Company’s Registration Statement, the Company’s Share Repurchase Program described in the Registration Statement (the “Plan”), the applicable offer to purchase and applicable law, rules and regulations. The parties acknowledge and agree that a tender offer is not received in “good order” unless the tender offer and all required documentation is complete and received by the Company’s transfer agent by the applicable tender offer deadline described in the Company’s tender offer documents or otherwise specified by the Company in writing.

If the Broker receives a Subscription Agreement or instrument of payment not conforming to the foregoing instructions, the Broker shall return such Subscription Agreement and instrument of payment directly to such subscriber not later than the end of the next business day following its receipt. Subscription Agreements and instruments of payment received by the Broker which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods described in this Section II. Transmittal of received investor funds will be made in accordance with the following procedures:

(i) Where, pursuant to the Broker’s internal supervisory procedures, internal supervisory review is conducted at the same location at which Subscription Agreements and instruments of payment are received from subscribers, Subscription Agreements and instruments of payment will be transmitted by the end of the next business day following receipt by the Broker for deposit to the Company or its agent as set forth in the Subscription Agreement or as otherwise directed by the Company.

(ii) Where, pursuant to the Broker’s internal supervisory procedures, final internal supervisory review is conducted at a different location, Subscription Agreements and instruments of payment will be transmitted by the end of the next business day following receipt by the Broker to the office of the Broker conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn, by the end of the next business day following receipt by the Final Review Office, transmit such Subscription Agreements and instruments of payment for deposit to the Company or its agent as set forth in the Subscription Agreement or as otherwise directed by the Company.

III.	Pricing

Except as otherwise provided in the Prospectus, which may be amended or supplemented from time to time, the Shares shall generally be offered to the public at a purchase price payable in cash equal to the Company’s then-current net asset value (“NAV”) per share applicable to the class of Shares being purchased (as calculated in accordance with the procedures described in the Prospectus). The Broker may also charge transaction or other fees, including upfront placement fees or brokerage commissions, in connection with the sale of Shares as described in Schedule I attached hereto. For shareholders who participate in the Company’s distribution reinvestment plan (“DRIP”), the cash distributions attributable to the class of shares that each shareholder owns will be automatically re-invested in additional shares of the same class. The DRIP Shares will be issued and sold to shareholders of the Company at a purchase price equal to the most recent available NAV per share for such shares at the time the distribution is payable. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Broker by the Company or the Distribution Manager, (a) a minimum initial purchase of $2,500 in Class S shares and Class D shares is required, and additional investments of such shares may be made in cash in minimal increments of at least $500 in such Shares, and (b) a minimum initial purchase of $1,000,000 in Class I Shares is required, and additional investments may be made in cash in minimal increments of at least $500 in Class I Shares unless such minimums are waived by the Distribution Manager. The Shares are nonassessable.

IV. Brokers’ Compensation

Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended or supplemented from time to time, as compensation for completed sales and ongoing shareholder services rendered by the Broker hereunder, the Broker is entitled, on the terms and subject to the conditions herein, to the compensation set forth on Schedule I hereto.

V. Representations, Warranties and Covenants of Broker

In addition to the representations and warranties found elsewhere in this Agreement, the Broker represents, warrants and agrees that:

(i) It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which the Broker is organized.

(ii) It is empowered under applicable laws and by the Broker’s organizational documents to enter into this Agreement and perform all activities and services of the Broker provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting the Broker’s ability to perform under this Agreement.

(iii) The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which the Broker is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

(iv) All requisite actions have been taken to authorize the Broker to enter into and perform this Agreement.

(v) It shall notify Distribution Manager, promptly in writing, of any written claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against the Broker or its principals, affiliates, officers, directors, employees or agents, or any person who controls the Broker, within the meaning of Section 15 of the Securities Act.

(vi) Except for those jurisdictions listed on Schedule III hereto, the Broker will not offer, sell or distribute Shares, or otherwise make any such Shares available, in any jurisdiction outside of the United States or United States territories unless the Broker receives prior written consent from Distribution Manager.

(vii) The Broker acknowledges that the Distribution Manager will enter into similar agreements with other broker-dealers, which does not require the consent of the Broker.

(viii) The Broker represents that it is a broker-dealer registered with FINRA and subject to FINRA Rule 2030 (“Rule 2030”). The Broker represents that it has policies and procedures to ensure compliance with Rule 2030 and is currently in compliance with Rule 2030. Moreover, the Broker represents that neither it nor any of its Covered Associates (i.e., any (i) general partner, managing member or executive officer of the Broker, as well as any person with a similar status or function, (ii) any associated person of the Broker who engages in distribution or solicitation activities with a government entity, (iii) any associated person of the Broker who supervises, directly or indirectly, the government entity distribution or solicitation activities of a person in (ii) above, and (iv) any political action committee controlled by the Broker or one of its Covered Associates) has made, directly or indirectly, any contributions that prohibit the Broker from engaging in solicitation activities for compensation under Rule 2030 (a “Triggering Contribution”). The Broker hereby agrees that neither it nor its Covered Associates will make a Triggering Contribution or violate Rule 2030 while engaged hereunder. If the Broker breaches this provision and becomes aware of a Triggering Contribution or a violation of Rule 2030, it shall promptly provide written notice to the Distribution Manager of the nature of the ban or violation.

(ix) The Broker represents that the Broker is acting solely as an agent for its customers with respect to their purchase or sale of Shares and is not acting for the Broker’s own account. Any transaction or other fees, including upfront placement fees or brokerage commissions, charged by the Broker in connection with its sale of Shares will be charged in a manner consistent with the Prospectus and applicable law and FINRA rules.

VI. Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order for any reason or no reason including, without limitation, orders not accompanied by an executed Subscription Agreement in good order or without the required instrument of payment in full payment for the Shares. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares, the Company reserves the right to cancel the sale without notice.

VII. Prospectus and Authorized Sales Materials; Compliance with Laws

The Broker is not authorized or permitted to give and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and any Authorized Sales Materials. The Distribution Manager will supply the Broker with a link to its publicly accessible website ([ ]) where the Broker may obtain the Prospectus, any supplements thereto and any amended Prospectus, as well as any Authorized Sales Materials, for delivery to investors. The Broker agrees that it shall have delivered (i) to each investor to whom an offer to sell the Shares is made, as of the time of such offer, a copy of the Prospectus and all supplements thereto and any amended Prospectus that have then been made available to the Broker by the Distribution Manager and (ii) to each investor that subscribes for an order to purchase Shares, as of the time the Company accepts such investor’s order to purchase the Shares within the timeframes described in the Prospectus, a copy of the Prospectus and all supplements thereto and any amended Prospectus that have then been made available to the Broker by the Distribution Manager. The Broker agrees that it will not send or give any supplement to the Prospectus or any Authorized Sales Materials to an investor unless it has previously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus with such supplement to the Prospectus or Authorized Sales Materials. The Broker agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Distribution Manager and marked “broker only”, “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. The Broker agrees that it will not show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Distribution Manager if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction. The Broker agrees that it will not use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Company or the Distribution Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. The Broker further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Distribution Manager or the Company in writing. The Broker agrees, if the Distribution Manager so requests, to furnish a copy of any final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regardless of the termination of this Agreement, the Broker will deliver a Prospectus in transactions in the Shares for a period of ninety (90) days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act.

On becoming a Broker, and in offering and selling Shares, the Broker agrees to comply with all the applicable requirements imposed upon it under (a) the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated under both such acts, (b) all applicable state securities laws and regulations as from time to time in effect, (c) any other state, federal, foreign and other laws and regulations applicable to the Offering, the sale of Shares or the activities of the Broker pursuant to this Agreement, including without limitation the privacy standards and requirements of state and federal laws, including the Gramm-Leach-Bliley Act of 1999, as amended (“GLBA”), and the laws governing money laundering abatement and anti-terrorist financing efforts, including the applicable rules of the SEC and FINRA, the Bank Secrecy Act, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), and regulations administered by the Office of Foreign Asset Control at the Department of the Treasury, and (d) this Agreement and the Prospectus as amended and supplemented. Notwithstanding the termination of this Agreement or the payment of any amount to the Broker, the Broker agrees to pay the Broker’s proportionate share of any claim, demand or liability asserted against the Broker and the other Brokers on the basis that such Brokers or any of them constitute an association, unincorporated business or other separate entity, including in each case such Broker’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.

The Broker and the Distribution Manager further agree to the following terms:

(i) The Broker agrees that it (1) will maintain written policies and procedures covering the delivery of electronic offering documents and the use of electronic signatures, (2) will comply with all applicable SEC rules and guidelines pertaining to electronic delivery of the Prospectus and Authorized Sales Materials and electronic signature of the Subscription Agreement, (3) will comply with all of the applicable requirements set forth in the NASAA Statement of Policy Regarding Use of Electronic Offering Documents and Electronic Signatures (the “Statement of Policy”), (4) will comply with such requirements in every U.S. jurisdiction irrespective of whether the jurisdiction has adopted the Statement of Policy, (5) acknowledges that it is acting as an agent of the Company only with respect to the delivery of the Prospectus and Authorized Sales Materials electronically, the administration of the subscription process and the obtainment of electronic signatures and only to the extent its actions are in compliance with the Statement of Policy and the Distribution Manager Agreement and (6) will also comply, as applicable, with The Electronic Signatures in Global and National Commerce Act and the Uniform Electronic Transaction Act and any other applicable law.

(ii) In consideration of the foregoing, the Distribution Manager hereby agrees that it will not reject a subscription on account of an electronic signature if such signature was obtained in the manner set forth in this Section VII.

VIII. License and Association Membership

The Broker’s acceptance of this Agreement constitutes a representation to the Company and the Distribution Manager that the Broker is a properly registered or licensed broker-dealer, duly authorized to sell Shares under federal and state securities laws and regulations, and foreign laws (including the laws of the jurisdictions listed on Schedule III), if applicable, and in all states or jurisdictions where it offers or sells Shares, and that it is a member in good standing of FINRA. This Agreement shall automatically terminate if the Broker ceases to be a member in good standing of FINRA. The Broker agrees to notify the Distribution Manager immediately if the Broker ceases to be a member in good standing of FINRA. The Broker also hereby agrees to abide by the rules of FINRA, including FINRA Rules 2040, 2111, 2121, 2310, 5110 and 5141.

IX. Limitation of Offer; Suitability

The Broker will offer Shares (both at the time of an initial subscription and at the time of any additional subscription, including initial enrollments and increased participations in the DRIP) only to persons who meet the financial qualifications and suitability standards set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Distribution Manager and will only make offers to persons in the jurisdictions in which it is advised in writing by the Distribution Manager that the Shares are qualified for sale or that such qualification is not required and in which the Broker has all required licenses and registrations to offer Shares in such jurisdictions (including the jurisdictions listed on Schedule III). In offering Shares, the Broker will comply with the provisions of the rules set forth in the FINRA Manual, Exchange Act Rule 15l-1 (“Regulation Best Interest”), as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C and Article III.E of the Omnibus Guidelines Statement of Policy of the North American Securities Administrators Association, Inc. (the “Omnibus Guidelines”) adopted on March 29, 1992 and as amended on May 7, 2007. Nothing contained in this section shall be construed to relieve the Broker of its suitability obligations under Regulation Best Interest, FINRA Rule 2111 or FINRA Rule 2310.

The Broker further represents, warrants and covenants that neither the Broker, nor any person associated with the Broker, shall offer or sell Shares in any jurisdiction except to investors who satisfy the investor suitability standards and minimum investment requirements under the most restrictive of the following: (a) applicable provisions described in the Prospectus, including minimum income and net worth standards; (b) applicable laws of the jurisdiction of which such investor is a resident; (c) applicable provisions of Regulation Best Interest; or (d) applicable FINRA rules. The Broker agrees to ensure that, in recommending the purchase, sale or exchange of Shares to an investor, the Broker, or a person associated with the Broker, shall have reasonable grounds to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period required by the SEC, any state securities commission, FINRA or the Company) concerning his or her age, investment objectives, other investments, financial situation and needs and any other information known to the Broker, or person associated with the Broker, that (i) the investor can reasonably benefit from an investment in the Shares based on the investor’s overall investment objectives and portfolio structure, (ii) the investor is able to bear the economic risk of the investment based on the investor’s overall financial situation and (iii) the investor has an apparent understanding of (A) the fundamental risks of the investment, (B) the risk that the investor may lose his or her entire investment in the Shares, (C) the lack of liquidity of the Shares, (D) the background and qualifications of the Adviser or the persons responsible for directing and managing the Company and (E) the tax consequences of an investment in the Shares. In the case of sales to fiduciary accounts, the suitability standards must be met by the person who directly or indirectly supplied the funds for the purchase of the Shares or by the beneficiary of such fiduciary account. The Broker further represents, warrants and covenants that the Broker, or a person associated with the Broker, will make every reasonable effort to determine the suitability and appropriateness of an investment in Shares of each proposed investor by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Shares pursuant to a subscription solicited by the Broker, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained or accounts hereafter established.

The Broker will sell Class S shares, Class D shares and Class I shares only to the extent approved by the Distribution Manager as set forth on Schedule I to this Agreement, and to the extent approved to sell Class D shares and Class I shares pursuant to this Agreement, sell such shares only to those persons who are eligible to purchase Class D shares and Class I shares as described in the Prospectus. Nothing contained in this Agreement shall be construed to impose upon the Company or the Distribution Manager the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Prospectus. The Broker shall not purchase any Shares for a discretionary account without obtaining the prior written approval of the Broker’s customer and such customer’s completed and executed Subscription Agreement. The Broker agrees to comply with the record-keeping requirements imposed by (a) federal and state securities laws and the rules and regulations thereunder, (b) the applicable rules of FINRA, and (c) the Omnibus Guidelines, including the requirement to maintain records (the “Suitability Records”) of the information used to determine that an investment in Shares is suitable and appropriate for each subscriber for a period of six (6)

years from the date of the sale of the Shares. The Broker further agrees to make the Suitability Records available to the Distribution Manager and the Company upon request and to make them available to representatives of the SEC and FINRA and applicable state securities administrators upon the Broker’s receipt of a subpoena or other appropriate document request from such agency.

[Any relevant jurisdictional selling restrictions to be added as applicable.]

The Broker further represents that it understands that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus.

X. Disclosure Review; Confidentiality of Information

The Broker agrees that it has performed due diligence, made reasonable inquiry and has reasonable grounds to believe, based on the information made available to it through the Prospectus or other materials, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating the Shares. In making this determination, the Broker has evaluated, at a minimum, items of compensation, physical properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors, and appraisals and other pertinent reports. If the Broker relies upon the results of any inquiry conducted by another member or members of FINRA, the Broker shall have reasonable grounds to believe that such inquiry was conducted with due care, that the member or members conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Distribution Manager or a sponsor or an affiliate of the sponsor of the Company.

It is anticipated that (i) the Broker and the Broker’s officers, directors, managers, employees, owners, members, partners, home office diligence personnel or other agents of the Broker that are conducting a due diligence inquiry on behalf of the Broker and (ii) persons or committees, as the case may be, responsible for determining whether the Broker will participate in the Offering ((i) and (ii) are collectively, the “Diligence Representatives”) either have previously or will in the future have access to certain Confidential Information (defined below) pertaining to the Company, the Distribution Manager, the Adviser, or their respective affiliates. For purposes hereof, “Confidential Information” shall mean and include: (i) trade secrets concerning the business and affairs of the Company, the Distribution Manager, the Adviser, or their respective affiliates; (ii) confidential data, know-how, current and planned research and development, current and planned methods and processes, marketing lists or strategies, slide presentations, business plans, however documented, belonging to the Company, the Distribution Manager, the Adviser, or their respective affiliates; (iii) information concerning the business and affairs of the Company, the Distribution Manager, the Adviser, or their respective affiliates (including, without limitation, historical financial statements, financial projections and budgets, investment-related information, models, budgets, plans, and market studies, however documented; (iv) any information marked or designated “Confidential—For Due Diligence Purposes Only”; and (v) any notes, analysis, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing. The Broker agrees to keep, and to cause its Diligence Representatives to keep, all such Confidential

Information strictly confidential and to not use, distribute or copy the same except in connection with the Broker’s due diligence inquiry. The Broker agrees to not disclose, and to cause its Diligence Representatives not to disclose, such Confidential Information to the public, or to the Broker’s sales staff, financial advisors, or any person involved in selling efforts related to the Offering or to any other third party and agrees not to use the Confidential Information in any manner in the offer and sale of the Shares. The Broker further agrees to use all reasonable precautions necessary to preserve the confidentiality of such Confidential Information, including, but not limited to (a) limiting access to such information to persons who have a need to know such information only for the purpose of the Broker’s due diligence inquiry and (b) informing each recipient of such Confidential Information of the Broker’s confidentiality obligation. The Broker acknowledges that the Broker or its Diligence Representatives may previously have received Confidential Information in connection with preliminary due diligence on the Company, and agrees that the foregoing restrictions shall apply to any such previously received Confidential Information. The Broker acknowledges that Broker or its Diligence Representatives may in the future receive Confidential Information either in individual or collective meetings or telephone calls with the Company, and agrees that the foregoing restrictions shall apply to any Confidential Information received in the future through any source or medium. The Broker acknowledges the restrictions and limitations of Regulation F-D promulgated by the SEC and agrees that the foregoing restrictions are necessary and appropriate in order for the Company to comply therewith.

Notwithstanding the foregoing, Confidential Information may be disclosed (a) if approved in writing for disclosure by the Company or the Distribution Manager, (b) pursuant to a subpoena or as required by law, or (c) as required by regulation, rule, order or request of any governing or self-regulatory organization (including the SEC or FINRA), provided that the Broker shall notify the Distribution Manager in advance if practicable under the circumstances of any attempt to obtain Confidential Information pursuant to provisions (b) and (c).

XI. Broker’s Compliance with Anti-Money Laundering Rules and Regulations

The Broker hereby represents that it has complied and will comply with Section 326 of the USA Patriot Act and the implementing rules and regulations promulgated thereunder in connection with the Brokers’ anti-money laundering obligations. The Broker hereby represents that it has adopted and implemented, and will maintain a written anti-money laundering compliance program (“AML Program”) including, without limitation, anti-money laundering policies and procedures relating to customer identification in compliance with applicable laws and regulations, including federal and state securities laws, applicable rules of FINRA, and the USA Patriot Act and the implementing rules and regulations promulgated thereunder. In accordance with these applicable laws and regulations and its AML Program, Broker agrees to verify the identity of its new customers; to maintain customer records; and to check the names of new customers against government watch lists, including the Office of Foreign Asset Control’s (“OFAC”) list of Specially Designated Nationals and Blocked Persons. Additionally, Broker will monitor account activity to identify patterns of unusual size or volume, geographic factors and any other “red flags” described in the USA Patriot Act as potential signals of money laundering or terrorist financing. The Broker will submit to the Financial Crimes Enforcement Network any required suspicious activity reports about such activity and further will disclose such activity to applicable federal and state law enforcement when required by law. Upon request by the

Distribution Manager at any time, the Broker hereby agrees to furnish (a) a copy of its AML Program to the Distribution Manager for review, and (b) a copy of the findings and any remedial actions taken in connection with the Broker’s most recent independent audit of its AML Program. The Broker agrees to notify the Distribution Manager immediately if the Broker is subject to a FINRA disclosure event or fine from FINRA related to its AML Program.

XII. Privacy

The Broker agrees as follows:

The Broker agrees to abide by and comply in all respects with (a) the privacy standards and requirements of the GLBA and applicable regulations promulgated thereunder, (b) the privacy standards and requirements of any other applicable federal or state law, including the Fair Credit Reporting Act, as amended (“FCRA”), and (c) its own internal privacy policies and procedures, each as may be amended from time to time.

The parties hereto acknowledge that from time to time, Broker may share with the Company and the Company may share with Broker nonpublic personal information (as defined under the GLBA) of customers of the Broker. This nonpublic personal information may include, but is not limited to a customer’s name, address, telephone number, social security number, account information and personal financial information. The Broker shall only be granted access to such nonpublic personal information of each of its customers that pertains to the period or periods during which the Broker served as the broker of record for such customer’s account. The Broker, the Distribution Manager and the Company shall not disclose nonpublic personal information of any customers who have opted out of such disclosures, except (a) to service providers (when necessary and as permitted under the GLBA), (b) to carry out the purposes for which one party discloses such nonpublic personal information to another party under this Agreement (when necessary and as permitted under the GLBA), or (c) as otherwise required by applicable law. Any nonpublic personal information that one party receives from another party shall be subject to the limitations on usage described in this Section XII. Except as expressly permitted under the FCRA, the Broker agrees that it shall not disclose any information that would be considered a “consumer report” under the FCRA.

The Broker shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event the Broker, the Distribution Manager or the Company expects to use or disclose nonpublic personal information of any customer for purposes other than as set forth in this Section XII, it must first consult the List to determine whether the affected customer has exercised his or her opt-out rights. The use or disclosure of any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures, except as set forth in this Section XII, shall be prohibited.

The Broker shall implement commercially reasonable measures in compliance with industry best practices designed: (a) to assure the security and confidentiality of nonpublic personal information of all customers; (b) to protect such information against any anticipated threats or hazards to the security or integrity of such information; (c) to protect against unauthorized access to, or use of, such information that could result in material harm to any customer; (d) to protect against unauthorized disclosure of such information to unaffiliated third parties; and (e) to otherwise ensure its compliance with all applicable privacy standards and requirements of federal or state law (including, but not limited to, the GLBA), and any other applicable legal or regulatory requirements. The Broker further agrees to cause all its agents, representatives, affiliates, subcontractors, or any other party to whom the Broker provides access to or discloses nonpublic personal information of customers to implement appropriate measures designed to meet the objectives set forth in this Section XII.

XIII. Broker’s Undertaking to Not Facilitate a Secondary Market in the Shares

The Broker acknowledges that there is no public trading market for the Shares and that there are limits on the ownership, transferability and repurchase of the Shares, which significantly limit the liquidity of an investment in the Shares. The Broker also acknowledges that the Plan provides only a limited opportunity for investors to have their Shares purchased by the Company and that the Company’s board of trustees may, in its sole discretion, amend, suspend, or terminate the Plan at any time in accordance with the terms of the Plan. The Broker hereby agrees that so long as the Company is offering Shares under a Registration Statement filed with the SEC and the Company has not listed the Shares on a national securities exchange, the Broker will not engage in any action or transaction that would facilitate or otherwise create the appearance of a secondary market in the Shares without the prior written approval of the Distribution Manager.

XIV. Arbitration

Any dispute, controversy or claim arising between the parties relating to this Agreement (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered in accordance with the then current commercial arbitration rules of FINRA in accordance with the terms of this Agreement (including the governing law provisions of this Agreement and pursuant to the Federal Arbitration Act (9 U.S.C. §§ 1 – 16). The parties will request that the arbitrator or arbitration panel (“Arbitrator”) issue written findings of fact and conclusions of law. The Arbitrator shall not be empowered to make any award or render any judgment for punitive damages, and the Arbitrator shall be required to follow applicable law in construing this Agreement, making awards, and rendering judgments. The decision of the arbitration panel shall be final and binding, and judgment upon any arbitration award may be entered by any court having jurisdiction. All arbitration hearings will be held at the New York City FINRA District Office or at another mutually agreed upon site. The parties may agree on a single arbitrator, or, if the parties cannot so agree, each party will have the right to choose one arbitrator, and the selected arbitrators will choose a third arbitrator. Each arbitrator must have experience and education that qualify him or her to competently address the specific issues to be designated for arbitration. Notwithstanding the preceding, no party will be prevented from immediately seeking provisional remedies in courts of competent jurisdiction, including but not limited to, temporary restraining orders and preliminary injunctions, but such remedies will not be sought as a means to avoid or stay arbitration.

XV. Termination

The Broker will suspend or terminate its offer and sale of Shares upon the request of the Company or the Distribution Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Distribution Manager. Any party may terminate this Agreement by written notice. Such termination shall be effective forty-eight (48) hours after the mailing of such notice.

This Agreement also may be terminated at any time, without the payment of any penalty, by vote of a majority of the Company’s trustees who are not “interested persons”, as defined in the 1940 Act, of the Company and who have no direct or indirect financial interest in the operation of the Company’s distribution plan or this Agreement or by vote a majority of the outstanding voting securities of the Company, on not more than 60 days’ written notice to the Distribution Manager or the Broker. This Agreement will automatically terminate in the event of its assignment, as defined in the 1940 Act.

The respective agreements and obligations of the Distribution Manager and Broker set forth in Sections IV, VI, VII, and XIII through XIX of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement.

XVI. Use of Company and Oaktree Names

Except as expressly provided herein, nothing herein shall be deemed to constitute a waiver by the Distribution Manager of any consent that would otherwise be required under this Agreement or applicable law prior to the use of the Broker of the name or identifying marks of the Company, the Distribution Manager, “Oaktree” or “Brookfield” (or any combination or derivation thereof, including any name adopted in the future). The Distribution Manager reserves the right to withdraw its consent to the use of the Company’s name at any time and to request to review any materials generated by the Broker that use the Company’s, Oaktree’s or Brookfield’s name or mark. Any such consent is expressly subject to the continuation of this Agreement and shall terminate with the termination of this Agreement as provided herein.

XVII. Notice

Notices and other writings contemplated by this Agreement shall be delivered via (i) hand, (ii) first class registered or certified mail, postage prepaid, return receipt requested, (iii) a nationally recognized overnight courier, or (iv) electronic mail. All such notices shall be addressed, as follows:

If to the Distribution Manager:	Brookfield Oaktree Wealth Solutions LLC Attn: General Counsel 250 Vesey Street, 15th Floor New York, NY 10281 Email: BOWS.LR@brookfieldoaktree.com

If to the Company:	Oaktree Strategic Credit Fund Attn: Mary Gallegly 333 South Grand Ave., 28th Floor Los Angeles, California 90071 Email: mgallegly@oaktreecapital.com

If to Broker:	To the address specified by the Broker herein.

XVIII. Attorney’s Fees and Applicable Law

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of New York and shall take effect when signed by the Broker and countersigned by the Distribution Manager. Venue for any action (including arbitration) shall lie exclusively in New York, New York.

XIX. No Partnership

Nothing in this Agreement shall be construed or interpreted to constitute the Broker as an employee, agent or representative of, or in association with or in partnership with, the Distribution Manager, the Company or the other Brokers; instead, this Agreement shall only constitute the Broker as a Broker authorized by the Distribution Manager to sell the Shares according to the terms set forth in the Registration Statement and the Prospectus as amended and supplemented and in this Agreement.

XX. Changes; Amendments

Except as specifically provided in this Section XX, this Agreement may be changed or amended only by written instrument signed by all parties.

This Agreement may be amended at any time by the Distribution Manager by written notice to the Broker, and any such amendment shall be deemed accepted by the Broker upon placement of an order for sale of Shares by such Broker’s customer after the Broker has received such notice.

In the event of a change in law, regulation or other regulatory guidance which affects this Agreement, the Broker authorizes the Distribution Manager to amend this Agreement in order to comply with the requirements of any such law, regulation or other regulatory guidance. The Broker agrees that such amendment shall automatically become effective upon the execution of the first transaction by the Broker with the Company within thirty (30) calendar days after receipt of the amendment (or sooner, if required to comply with applicable law and that the amendment shall not require the signature of the Broker in order to be effective).

XXI. Entire Agreement

This Agreement (including any Schedules and Exhibits hereto) represents the entire agreement of the parties and supersede all prior agreements, if any, relating to the subject matter hereof between the parties hereto.

XXII.	Successors and Assigns

No party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon the Distribution Manager and Broker and their respective successors and permitted assigns.

XXIII.	Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

XXIV.	Counterparts.

This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement, including all exhibits. Each party may execute this Agreement by applying an electronic signature using DocuSign or any similar electronic signature program and acknowledges, agrees and confirms that the use of such an electronic signature program (a) shall result in a reliable and valid delivery of such party’s signature to this Agreement; and (b) shall constitute reasonable steps on the part of the other party to this Agreement to verify the reliability of such signature.

THE DISTRIBUTION MANAGER:

BROOKFIELD OAKTREE

WEALTH SOLUTIONS LLC

________________________

Date:

________________________

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or the Broker and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.

1.	IDENTITY OF BROKER:

Company Name:	_________________________________

Type of entity:	__________________________________ (Corporation, Partnership or Proprietorship)

Organized in the State of:	_________________________________

Licensed as broker-dealer in all States:	Yes________ No________

If no, list all States licensed as broker-dealer:	_________________________________

__________________________________________________

Tax ID #:	__________________________________

2.	Person to receive notices delivered pursuant to the Selected Intermediary Agreement.

Name:	__________________________________

Company:	__________________________________

Address:	__________________________________

City, State and Zip:	__________________________________

Telephone:	__________________________________

Fax:	__________________________________

Email:	__________________________________

AGREED TO AND ACCEPTED BY THE BROKER:

__________________________________ (Broker’s Firm Name)
By:	___________________________________ Signature
Name:	__________________________________
Title:	__________________________________
Date:	__________________________________

Very truly yours,

OAKTREE STRATEGIC CREDIT FUND

By:
Name:
Title:

Accepted and agreed to as of the date first above written:

BROOKFIELD OAKTREE WEALTH SOLUTIONS LLC

By:
Name:
Title:

SCHEDULE I

ADDENDUM

TO

SELECTED INTERMEDIARY AGREEMENT WITH

BROOKFIELD OAKTREE WEALTH SOLUTIONS LLC

Name of Broker: ______________________________________________

The following reflects the transaction or other fee arrangements and Shareholder Servicing and/or Distribution Fees as agreed upon between Brookfield Oaktree Wealth Solutions LLC (the “Distribution Manager”) and the Broker, effective as of the effective date of the Selected Intermediary Agreement (the “Agreement”) between the Distribution Manager and the Broker in connection with the offering of Shares of Oaktree Strategic Credit Fund (the “Company”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Agreement.

Brokerage Transaction Fee

The Broker may charge a transaction or other fee, including upfront placement fees or brokerage commissions, on sales of Shares, as set forth in “Share Class Election” below, to the extent the Prospectus discloses that such brokerage commissions or fees may be charged for the relevant class of Shares. The Broker represents that the Broker is acting solely as an agent for its customers with respect to their purchase or sale of Shares and is not acting for the Broker’s own account. Any transaction or other fee, including upfront placement fees or brokerage commissions, charged by the Broker in connection with its sale of Shares will be charged in a manner consistent with the Prospectus and applicable law and FINRA rules. Purchases and sales of such Shares may only be executed as purchases or repurchases between the customer and the Company. The Broker shall not execute trades of Shares between customers.

Terms and Conditions of the Shareholder Servicing and/or Distribution Fees.

The payment of the Shareholder Servicing and/or Distribution Fee to the Broker is subject to terms and conditions set forth herein and in the Prospectus as may be amended or supplemented from time to time. If the Broker elects to sell Class S shares and/or Class D shares, eligibility to receive the Shareholder Servicing and/or Distribution Fee with respect to the Class S shares and/or Class D shares, as applicable, sold by the Broker is conditioned upon the Broker acting as broker of record with respect to such Shares and complying with the requirements set forth below, including providing shareholder and account maintenance services with respect to such Shares. For the avoidance of doubt, such services are non-distribution services, other than those primarily intended to result in the sale of Shares. Specifically, in order to receive the Shareholder Servicing and/or Distribution Fee, the following requirements must be met:

(i)	the existence of an effective Selected Intermediary Agreement or ongoing Servicing Agreement between the Distribution Manager and the Broker, and

(ii)	the provision of some or all of the following services with respect to the Class S shares and/or Class D shares, as applicable, by the Broker:

1.	assistance with recordkeeping, including maintaining records for and on behalf of Broker’s customers reflecting transactions and balances of Shares owned,

2.	arranging for bank wire transfer of funds to or from a customer’s account,

3.	answering investor inquiries regarding the Company, including distribution payments and reinvestments,

4.	forwarding prospectuses, tax notices and annual and quarterly reports to beneficial owners of Shares,

5.	helping investors understand their investments upon their request,

6.	assisting investors in changing account options, account designations and account addresses,

7.	assisting with tender offer requests, and

8.	providing such other similar services as the Company may reasonably request to the extent the Broker is permitted to do so under applicable statutes, rules or regulations.

The Broker hereby represents by its acceptance of each payment of the Shareholder Servicing and/or Distribution Fee that it complies with each of the above requirements and is providing the above-described services.

Subject to the conditions described herein, the Distribution Manager will reallow to the Broker the Shareholder Servicing and/or Distribution Fee in an amount described below, on Class S shares or Class D shares, as applicable, sold by the Broker. To the extent payable, the Shareholder Servicing and/or Distribution Fee will be payable monthly in arrears as provided in the Prospectus. All determinations regarding the total amount and rate of reallowance of the Shareholder Servicing and/or Distribution Fee, the Broker’s compliance with the listed conditions, and/or the portion retained by the Distribution Manager will be made by the Distribution Manager in its sole discretion.

Notwithstanding the foregoing, subject to the terms of the Prospectus, at such time as the Broker is no longer the intermediary of record with respect to such Class S or Class D shares or the Broker no longer satisfies any or all of the conditions set forth above, then the Broker’s entitlement to the Shareholder Servicing and/or Distribution Fee related to such Class S and/or Class D shares, as applicable, shall cease in, and Broker shall not receive the Shareholder Servicing and/or Distribution Fee for, that month or any portion thereof wherein Broker was no longer intermediary of record or no longer satisfied any or all of the conditions set forth above (i.e., Shareholder Servicing and/or Distribution Fees are payable with respect to an entire month without any proration). Intermediary transfers will be made effective as of the start of the first business day of a month.

Thereafter, such Shareholder Servicing and/or Distribution Fee may be reallowed to the then-current intermediaries of record of the Class S and/or Class D shares, as applicable, if any such intermediary of record has been designated (the “Servicing Broker”), to the extent such Servicing Broker has entered into a Selected Intermediary Agreement or similar agreement with the Distribution Manager (“Servicing Agreement”) and such Selected Intermediary Agreement or Servicing Agreement with the Servicing Broker provides for such reallowance. In this regard, all determinations will be made by the Distribution Manager in good faith in its sole discretion. The Broker is not entitled to any Shareholder Servicing and/or Distribution Fee with respect to Class I shares. The Distribution Manager may also reallow some or all of the Shareholder Servicing and/or Distribution Fee to other intermediaries who provide services with respect to the Shares (who shall be considered additional Servicing Brokers) pursuant to a Servicing Agreement with the Distribution Manager to the extent such Servicing Agreement provides for such reallowance and such additional Servicing Broker is in compliance with the terms of such agreement related to such reallowance, in accordance with the terms of such Servicing Agreement.

Unless otherwise disclosed in the Prospectus, at the end of the month in which the Distribution Manager in conjunction with the transfer agent determines that total transaction or other fees, including upfront placement fees or brokerage commissions, and Shareholder Servicing and/or Distribution Fees paid with respect to any single share held in a shareholder’s account would exceed, in the aggregate, ten percent (10%) of the gross proceeds from the sale of such share (or a lower limit as determined by the Distribution Manager or the Broker), the Distribution Manager shall cease receiving the Shareholder Servicing and/or Distribution Fee on either (i) each such share that would exceed such limit or (ii) all Class S shares and Class D shares in such shareholder’s account, in the Distribution Manager’s discretion. At the end of such month, the applicable Class S shares or Class D shares in such shareholder’s account will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such Class S or Class D shares.

In addition, the Company and the Distribution Manager will cease paying the Shareholder Servicing and/or Distribution Fee on Class S shares and Class D shares in connection with an Offering upon the earlier to occur of the following: (i) a listing of Class I shares, (ii) the merger or consolidation of the Company with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets, or (iii) the date following the completion of the primary portion of such Offering on which, in the aggregate, underwriting compensation from all sources in connection with such Offering, including transaction or other fees, including upfront placement fees or brokerage commissions, the Shareholder Servicing and/or Distribution Fee and other underwriting compensation, is equal to ten percent (10%) of the gross proceeds from Shares sold in such Offering. For purposes of this Schedule I, the portion of the Shareholder Servicing and/or Distribution Fee accruing with respect to Class S and Class D shares of the Company’s common shares issued (publicly or privately) by the Company during the term of a particular Offering, and not issued pursuant to a prior Offering, shall be underwriting compensation with respect to such particular Offering and not with respect to any other Offering.

General

Shareholder servicing and/or distribution fees due to the Broker pursuant to this Agreement will be paid to the Broker within 30 days after receipt by the Distribution Manager. The Broker, in its sole discretion, may authorize Distribution Manager to deposit Shareholder Servicing and/or Distribution Fees or other payments due to it pursuant to this Agreement directly to its bank account. If the Broker so elects, the Broker shall provide such deposit authorization and instructions in Schedule II to this Agreement.

The parties hereby agree that the foregoing Shareholder Servicing and/or Distribution Fee are not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that the Broker’s interest in the Offering is limited to such Shareholder Servicing and/or Distribution Fee from the Distribution Manager and the Broker’s indemnity referred to in Section 4 of the Distribution Manager Agreement, and that the Company is not liable or responsible for the direct payment of such Shareholder Servicing and/or Distribution Fee to the Broker.

Except as otherwise described under “Brokerage Transaction Fee” above, the Broker waives any and all rights to receive compensation, including the Shareholder Servicing and/or Distribution Fee, until it is paid to and received by the Distribution Manager. The Broker acknowledges and agrees that, if the Company pays Shareholder Servicing and/or Distribution Fees to the Distribution Manager, the Company is relieved of any obligation for Shareholder Servicing and/or Distribution Fees to the Broker. The Company may rely on and use the preceding acknowledgement as a defense against any claim by the Broker for Shareholder Servicing and/or Distribution Fees the Company pays to the Distribution Manager but that the Distribution Manager fails to remit to the Broker. The Broker affirms that the Distribution Manager’s liability for the Shareholder Servicing and/or Distribution Fee is limited solely to the proceeds of the Shareholder Servicing and/or Distribution Fee receivable from the Company and the Broker hereby waives any and all rights to receive any reallowance of the Shareholder Servicing and/or Distribution Fee due until such time as the Distribution Manager is in receipt of the Shareholder Servicing and/or Distribution Fee from the Company. Notwithstanding the above, the Broker affirms that, to the extent that the Broker retains transaction or other fees, including upfront placement fees or brokerage commissions, as described above under “Brokerage Transaction Fee,” neither the Company nor the Distribution Manager shall have liability for such brokerage commission or other transaction based fee payable to the Broker, and the Broker is solely responsible for retaining the brokerage commissions or other similar transaction based fees due to the Broker from the subscription funds received by the Broker from its customers for the purchase of Shares in accordance with the terms of this Agreement.

Notwithstanding anything herein to the contrary, the Broker will not be entitled to receive any transaction or other fees, including upfront placement fees or brokerage commissions, or Shareholder Servicing and/or Distribution Fee which would cause the aggregate amount of transaction or other fees, including upfront placement fees or brokerage commissions, transaction based fees, Shareholder Servicing and/or Distribution Fees and other forms of underwriting compensation (as defined in accordance with applicable FINRA rules) paid from any source in connection with this Offering to exceed ten percent (10%) of the gross proceeds raised from the sale of Shares in the Offering.

Sch. I-4

The Broker shall furnish Distribution Manager and the Company with such information as shall reasonably be requested by the Company with respect to the fees paid to the Broker pursuant to this Schedule A, and the Broker shall notify Distribution Manager if the Broker is not eligible to receive transaction or other fees, including upfront placement fees or brokerage commissions, Shareholder Servicing and/or Distribution Fees at the time of purchase.

Due Diligence

In addition, as set forth in the Prospectus, the Distribution Manager or, in certain cases at the option of the Company, the Company, will pay or reimburse the Broker for reasonable bona fide due diligence expenses incurred by the Broker in connection with the Offering. Such due diligence expenses may include customary travel, lodging, meals and other reasonable out-of-pocket expenses incurred by the Broker and its personnel when visiting the Company’s offices verify information relating to the Company. The Broker shall provide a detailed and itemized invoice for any such due diligence expenses and shall obtain the prior written approval from the Distribution Manager for such expenses, and no such expenses shall be reimbursed absent a detailed and itemized invoice being sent to [    ] and to the attention of [    ] at [    ]. Notwithstanding the foregoing, no such payment will be made if such payment would cause the aggregate of such reimbursements to the Broker and other brokers, together with all other organization and offering expenses, defined under Omnibus Guidelines and FINRA rules, to exceed fifteen percent (15%) of the Company’s gross proceeds from the Offering. All such reimbursements will be made in accordance with, and subject to the restrictions and limitations imposed under the Prospectus, FINRA rules and other applicable laws and regulations.

Share Class Election

CHECK EACH APPLICABLE BOX BELOW IF THE BROKER ELECTS TO PARTICIPATE IN THE LISTED SHARE CLASS

☐ Class S Shares	☐ Class D Shares	☐ Class I Shares

The following reflects the transaction or other fee, including upfront placement fees or brokerage commissions, arrangement and Shareholder Servicing and/or Distribution Fee as agreed upon between the Distribution Manager and the Broker for the applicable Share Class.

(Initials)	No upfront selling commission but intermediaries may charge transaction or other fees, including upfront placement fees or brokerage commissions, up to 3.5% of the NAV per Class S share sold in the Offering	By initialing here, the Broker hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class S shares.

Sch. I-5

(Initials)	Shareholder servicing and/or distribution fee of 0.85% per annum of the aggregate NAV of outstanding Class S shares as of the beginning of the first calendar day of each month	By initialing here, the Broker agrees to the terms of eligibility for the Shareholder Servicing and/or Distribution Fee set forth in this Schedule I with respect to Class S shares. Should the Broker choose to opt out of this provision, it will not be eligible to receive the Shareholder Servicing and/or Distribution Fee with respect to Class S shares and initialing is not necessary. The Broker represents by its acceptance of each payment of the Shareholder Servicing and/or Distribution Fee that it complies with each of the requirements set forth in this Schedule I.

(Initials)	No upfront selling commission but intermediaries may charge transaction or other fees, including upfront placement fees or brokerage commissions, up to 1.5% of the NAV per Class D share sold in the Offering	By initialing here, the Broker hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class D shares.

(Initials)	Shareholder servicing and/or distribution fee of 0.25% per annum of the aggregate NAV of outstanding Class D shares as of the beginning of the first calendar day of each month	By initialing here, the Broker agrees to the terms of eligibility for the Shareholder Servicing and/or Distribution Fee set forth in this Schedule I with respect to Class D shares. Should the Broker choose to opt out of this provision, it will not be eligible to receive the shareholder servicing and/or distribution fee with respect to Class D shares and initialing is not necessary. The Broker represents by its acceptance of each payment of the Shareholder Servicing and/or Distribution Fee that it complies with each of the requirements set forth in this Schedule I.

Sch. I-6

WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first written above.

“DISTRIBUTION MANAGER”

BROOKFIELD OAKTREE WEALTH SOLUTIONS LLC

By:
Name:
Title:

“BROKER”

(Print Name of Broker)

By:
Name:
Title:

Sch. I-7

SCHEDULE II

TO

SELECTED INTERMEDIARY AGREEMENT WITH

BROOKFIELD OAKTREE WEALTH SOLUTIONS LLC

NAME OF ISSUER:	OAKTREE STRATEGIC CREDIT FUND
NAME OF BROKER:

SCHEDULE TO AGREEMENT DATED:

The Broker hereby authorizes the Distribution Manager or its agent to deposit Shareholder Servicing and/or Distribution Fee and other payments due to it pursuant to the Selected Intermediary Agreement to its bank account specified below. This authority will remain in force until the Broker notifies the Distribution Manager in writing to cancel it. In the event that the Distribution Manager deposits funds erroneously into the Broker’s account, the Distribution Manager is authorized to debit the account with no prior notice to the Broker for an amount not to exceed the amount of the erroneous deposit.

Bank Name:

Bank Address:

Bank Routing Number:

Account Number:

“BROKER”

(Print Name of Broker)

By:
Name:
Title:
Date:

Sch. II-1

SCHEDULE III

TO

SELECTED INTERMEDIARY AGREEMENT WITH

BROOKFIELD OAKTREE WEALTH SOLUTIONS LLC

[To come]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first written above.

“DISTRIBUTION MANAGER”

BROOKFIELD OAKTREE WEALTH SOLUTIONS LLC

By:
Name:
Title:

“BROKER”

(Print Name of Broker)

By:
Name:
Title:

Sch. III-1